Exhibit 8.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

[●], 2020

Yalla Group Limited

#238, Building 16, Dubai Internet City

Wangjing Hongtai Dong Street

Dubai, United Arab Emirates

Ladies and Gentlemen:

We have acted as U.S. counsel to Yalla Group Limited, a Cayman Islands company (the “Company”), in connection with the Registration Statement on Form F-1 (File No. [•]) (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Company of Class A ordinary shares, par value US$0.0001 per share (the “ordinary shares”), which will be represented by American depositary shares (“ADSs”) evidenced by American depositary receipts.

We have examined the Registration Statement (including the prospectus contained therein (the “Prospectus”)) and a form of deposit agreement among the Company, The Bank of New York Mellon, as depositary, and holders from time to time of ADSs (the “Deposit Agreement”), including a related form of American depositary receipt. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In rendering the opinion set forth below, we have assumed the accuracy of the factual matters described in the Registration Statement. We have also assumed that the Deposit Agreement will be executed in the form reviewed by us, that the Deposit Agreement will be a valid and legally binding obligation of each of the parties thereto and that all of the ordinary shares are validly issued and fully paid.

BEIJING    HONG KONG    HOUSTON    LONDON    LOS ANGELES    PALO ALTO    SÃO PAULO    TOKYO    WASHINGTON, D.C.

Simpson Thacher & Bartlett LLP

Yalla Group Limited

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we are of the opinion that the statements made in the Prospectus under the caption “Taxation—Certain United States Federal Income Tax Considerations,” insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes accurate summaries of such matters in all material respects.

We note that, because the determination of the Company’s status as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Company’s PFIC status in any taxable year.

We do not express any opinion herein concerning any law other than the U.S. federal income tax law.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

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